Exhibit 99.2

Tweeter Home Entertainment Group Reports Sales and Expectations For Its First Fiscal Quarter Ending December 31, 2003

•	Total Revenue increased 2% to $255 million

•	Comparable store sales declined 1% for the quarter

CANTON, MA, January 6, 2004 — Tweeter Home Entertainment Group, Inc. (Nasdaq: TWTR) announced sales results for its first fiscal quarter ended December 31, 2003. Total revenue increased 2% from $250 million to $255 million compared to the same period last year. Comparable store sales decreased 1%.

Jeffrey Stone, President and Chief Executive Officer, said, “Although our comparative store results are improving, we are disappointed with the final sales number for the quarter. The Holiday selling season started very strong as we experienced a record breaking Thanksgiving Weekend, but results weakened as December progressed.

Joe McGuire, Chief Financial Officer, said “Gross margin for the flat panel television business was less than plan, which combined with a larger increase within the overall mix of business for the video category, will reduce gross margins below plan by about 100 basis points. We expect to beat plan slightly on the expense line. As a result, we are expecting earnings in the range of $0.16 to $0.20 per share for the quarter.”

McGuire went on to say, “We are comfortable with our debt and inventory levels as we enter January, our third strongest month of the year. Most of our extra inventory dollars are in the flat panel category, which we bought aggressively for the holiday season. For the quarter, inventory finished at approximately $147 million and post holiday inventory levels will be at approximately $140 million by the end of January. Debt outstanding on our revolver was $48 million at month end, compared to our plan of $35 million. Availability on our credit line at December 31, 2003 was $35 million.”

The company plans to release earnings for the quarter on Tuesday, January 27, 2004 at 8:00am EST. There will be a conference call to discuss the release at 10:30am EST that same day. The press release will be available for viewing or download at our investor relations’ website, www.twtr.com after 8:00am on Tuesday, January 27, 2004. A live webcast of the call will be available. To access the webcast, logon at www.streetevents.com or from the Company’s investor relations website at www.twtr.com. There will be a brief presentation by Tweeter Home Entertainment Group management followed by a Q&A session with institutional owners. The conference call will be available for playback until Monday, February 2, 2004 at 5:00pm.

Tweeter Home Entertainment Group, Inc. (NASDAQ: TWTR) was founded in 1972 by current Chairman Sandy Bloomberg. Based in Canton, Massachusetts, the Company is a specialty retailer of mid- to high-end audio and video consumer electronics products. The Company’s fiscal 2003 revenues were $787 million. Tweeter was named “Consumer Electronics Retailer of the Year” four out of the past seven years by Audio-Video International, “1999 Retail Leader” by TWICE, and awarded Dealerscope’s 1999 Dealer’s Pride award. Tweeter Home Entertainment Group, Inc. now operates 174 stores under the Tweeter, HiFi Buys, Sound Advice, Bang & Olufsen, Electronic Interiors, Showcase Home Entertainment and Hillcrest High Fidelity names in the New England, Texas, Southern California, Mid-Atlantic, Chicago, Southeast, Florida and Phoenix markets. The Company employs more than 3,600 associates.

Further information on the Tweeter Home Entertainment Group can be found on the company’s website at www.twtr.com.

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For further information, contact Kate MacKinnon at (781) 830-3324; fax (781) 830-3223 or email at kmackinnon@twtr.com.

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Certain statements and projections contained in this press release, including, without limitation, statements containing the words “expects,” “plans,” “anticipates,” “believes,” or words of similar import, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to various risks and uncertainties, including risks associated with the accuracy of projected earnings per share of $0.16 to $0.20 for the December 2003 quarter, risks associated with projected inventory levels for months ending December 2003 and January 2004 and those risks referred to in Tweeter’s Annual Report on Form 10-K filed on December 12, 2003 (copies of which may be accessed through the SEC’s web site at http://www.sec.gov), that could cause actual future results and events to differ materially from those currently anticipated. Readers are cautioned not to place undue reliance on these forward-looking statements and projections.